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                                  EXHIBIT 2.2


                                 ADDENDUM NO. 1
                                 --------------

                       STOCK PURCHASE AND SALE AGREEMENT
                       ---------------------------------


     This ADDENDUM No. 1 dated as of the 20th day of September, 1996, to the original Agreement dated and entered into as of the 6th day of September 1996, by and among Tuboscope Pipeline Services, Inc., a Texas corporation (hereinafter referred to as "Purchaser") and Vetco Pipeline Services, Inc., a Texas corporation (hereinafter referred to as "Company"), Rauma USA, Inc. a Delaware corporation (hereinafter referred to as "Seller" and/or "Shareholder"), and Rauma Corporation, a Finland corporation (hereinafter referred to as "Guarantor").

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES BY THE
                     -------------------------------------
                         SELLER, COMPANY AND GUARANTOR
                         -----------------------------


     In addition to and subject to all other terms of those representations and warranties made by the Sellers, Company and Guarantor in the original Agreement, the Seller, Company and Guarantor jointly and severally, hereby represent and warrant to Purchaser as follows:

4.24  SHAREHOLDER MEETINGS.  The Company held Shareholder meetings per the by-
      ---------------------
      laws of the Company and the laws of the State of Texas and all corporate action as required as a result of those meetings and any resolution of vote thereof, was taken by the officers and directors of the Company. Consent of the sole shareholder dated the Closing date is attached as
      Schedule 4.24 hereto.
      --------------------

4.25  UNRETURNED SHARE CERTIFICATES.  The shares of the Company represented by
      ------------------------------
      Stock certificate No. 57 for 40,000 shares of common stock, stock certificate No. 75 for 10,000 shares of common stock and stock certificate No. 29 for 400 shares of common stock have been acquired by the Seller and stock certificates thereafter canceled. The stock certificates were lost. Subject to all of the representations and warranties of stock ownership under Section 4.2 of the original agreement, prior to transfer to

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    Purchaser, Seller is sole owner of all rights, title and interest in and to the capital interests represented by stock certificates No. 57, No. 75 and No. 29, regardless of the physical status of the subject share certificates. An Affidavit signed by an original shareholder with regard to the lost stock certificate No. 29 and an Affidavit signed by Seller and Company with regard to all three lost stock certificates are attached as Schedule 4.25 hereto.
                                                         -------------


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TUBOSCOPE PIPELINE SERVICES INC.           VETCO PIPELINE SERVICES INC.



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RAUMA CORPORATION                          RAUMA USA, INC.

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